UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 27, 2005

The Allied Defense Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11376	04-2281015
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8000 Towers Crescent Drive, Suite 260, Vienna, Virginia		22182
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 847-5268

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.01 Changes in Registrant's Certifying Accountant.

On September 27, 2005, The Allied Defense Group, Inc. (the "Company") was informed by Grant Thornton LLP ("Grant Thornton"), the Company’s independent registered public accounting firm, that Grant Thornton has resigned as the Company’s independent registered public accounting firm. Grant Thornton will assist the Company in the completion of the Company’s Form 10-K/A for the period ended December 31, 2004 and the Company’s Form 10-Q/A for the period ended March 31, 2005. Grant Thornton did not seek approval of its resignation from the Company's Audit Committee, thus the Audit Committee neither requested nor approved the resignation.

However, the Company’s Audit Committee had previously determined that it was in the best interests of the Company to make a change in the Company’s independent registered public accounting firm. The Audit Committee has been actively seeking the engagement of a new registered public accounting firm. The Company is in final discussions with BDO Seidman, LLP and expects to engage BDO Seidman, LLP as its independent registered public accounting firm subject to final acceptance.

The reports of Grant Thornton on the Company’s consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2004 and 2003 and through October 3, 2005, there were no disagreements between Grant Thornton and the Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such periods.

During the fiscal years ended December 31, 2004 and 2003 and through October 3, 2005, there were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K, except as described below:

• In the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, which the Company filed with the Securities and Exchange Commission on March 31, 2005, "Management’s Report On Internal Controls Over Financial Reporting" stated, and Grant Thornton’s accompanying "Report Of Independent Registered Public Accounting Firm" reiterated, that because of a material weakness disclosed in those reports, the Company’s internal control over financial reporting was not effective as of December 31, 2004, based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in Internal Control – Integrated Framework. The Company did not have the appropriate policies, procedures and documentation in place to support the use of hedge accounting for foreign currency contracts. Additionally, the Company did not, at December 31, 2004, have the necessary controls over financial reporting in place to properly identify the lack of documentation, which is necessary to properly evaluate a derivative instrument to determine if hedge accounting is appropriate, or to perform the required computation and evaluation concerning hedge effectiveness.

• Subsequent to March 31, 2005, the Company became aware of two (2) additional material weaknesses in our internal control over financial reporting. The first additional material weakness concerned the accounting for the Company’s U.S. Dollar denominated receivables at MECAR which historically have been valued at the hedged rate rather than at the period end spot rate. This resulted in an error upon the translation of the amounts from MECAR’s functional currency (the Euro) into U.S. Dollars which is the Company’s reporting currency. The correct accounting for the Company’s U.S. Dollar denominated receivables at MECAR was subsequently determined and corrected prior to the public release of financial information for the second quarter of 2005 and, in accordance with the corrected accounting the related account balances were restated. The second additional material weakness concerned the proper classification of certain matters for proper presentation purposes in the Consolidated Statements of Cash Flows. This included reclassifying repayments of capital leases to financing activities from investing activities and reclassifying a portion of the changes in restricted cash (related to MECAR’s performance guarantees and other operating activities) to operating activities from financing activities.

The Company’s Audit Committee discussed each of the foregoing matters with Grant Thornton.

The Company believes that it has taken the steps to remediate the above-described material weaknesses in its internal control over financial reporting.

The Company has authorized Grant Thornton to respond fully to inquiries of the successor independent registered public accounting firm concerning the above-described material weakness matters.

The Company has provided Grant Thornton with a copy of the disclosures made in this Form 8-K prior to the filing of this Form 8-K and has requested that Grant Thornton furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above disclosures. A copy of that letter, dated October 3, 2005, is filed as Exhibit 16.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit 16.1 Letter from Grant Thornton LLP to the Securities and Exchange Commission dated October 3, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Allied Defense Group, Inc.

October 3, 2005	By:	John J. Marcello

Name: John J. Marcello
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

16.1	Letter from Grant Thornton LLP to the Securities and Exchange Commission dated October 3, 2005